Exhibit 23.1

April 8, 2011

CONSENT OF INDEPENDENT AUDITORS

As an Independent Certified Public Accountant, I consent to the use, in this Annual Report on Form 10-K/A, of my report, dated April 8, 2011 of USCorp. for the fiscal year ending September 30, 2010 and the related consolidated statements of income and changes in stockholders' equity, and cash flows for the period ending September 30, 2010.

Sincerely,

/s/ Brian Donahue
Donahue Associates
CPA
An Accountancy Corporation